Exhibit 21.1
Subsidiaries of the Registrant

Company	Ownership	State of Incorporation
Fentura Holdings, LLC	100%	Michigan
The State Bank	100%	Michigan
Community Bank Services, Inc.	100% by The State Bank	Michigan